EXHIBIT 10.14
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            CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

        This Confidential Separation Agreement and General Release (hereinafter referred to as "Agreement") is made this 25th day of October, 2000, by and between Thomas A. Ferguson (hereinafter referred to as "Ferguson") and Newell Rubbermaid, Inc. (hereinafter referred to as "Newell").

        WHEREAS, Newell decided to terminate Ferguson's employment and at Newell's request Ferguson thereafter submitted his resignation as an employee and director of Newell to be effective October 20, 2000; and

        WHEREAS, Ferguson's resignation shall for all purposes pertaining to compensation and benefits be treated as if his employment was terminated by Newell; and

        WHEREAS, Ferguson desires to secure the severance benefits as provided below; and recognizes that this package includes valuable consideration to which he would not otherwise be entitled; and

        WHEREAS, the parties desire to affect a final settlement of all matters relating to Ferguson's employment and his relationship with Newell and have arrived at a compromise of all such matters.

        NOW, THEREFORE, based upon the foregoing and in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the parties agree as follows:

        1. Neither this Agreement nor any action taken by Newell pursuant to it shall in any way be construed as an admission by Newell of any liability, wrongdoing or violation of law, regulation, contract or policy.

        2. Newell agrees to pay and/or provide to Ferguson the following severance benefits in final settlement of all claims Ferguson may have against Newell:

             a. Severance pay will be paid to Ferguson at his base salary in effect on October 20, 2000, plus Twelve Thousand Five Hundred Dollars ($12,500) per month, on normal pay periods less all legally required withholding for taxes and social security through October 20, 2003. Such payments will begin after the passage of seven (7) days following Ferguson's execution of this Agreement.

             b. Ferguson will be eligible for a full year 2000 bonus based upon his participation in the Newell Rubbermaid Bonus Plan pursuant to the provisions of that Plan and will be paid that bonus, if any, at the same time other participants are paid.





             c. For purposes of Section 3.3 of the Newell Operating Company Supplemental Retirement Plan for Key Executives
                  (Plan) as restated effective January 1, 1999, which provides for a forfeiture of benefits under the Plan in the event a participant voluntarily terminates employment prior to the attainment of age 60, and for all other purposes pertaining to compensation and benefits, Ferguson shall be treated as if his employment were involuntarily terminated by Newell. Therefore, under the terms of the Plan there is no forfeiture of Ferguson's benefit.

             d. Medical and dental group coverage will be continued for Ferguson through October 20, 2003, or the date Ferguson secures other employment that provides equivalent or better coverage, whichever event occurs first on the same basis as such benefits are provided to existing employees at his level. Ferguson will remain responsible for the partial payment of premiums to the extent that existing employees at his level pay such premiums and such payments will be deducted from severance payments. With regard to medical and dental coverage, Ferguson and his covered dependents have been offered and have elected to continue medical and dental coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA). For those purposes, the date of the qualifying event will be October 20, 2000. Payments made by Newell toward such coverage during the period of continuation will run concurrently with COBRA.

             e. All stock options held by Ferguson pursuant to the Newell Rubbermaid Stock Option Plan as of October 20, 2000, that are not vested will become immediately vested and Ferguson may exercise stock options held at any time prior to the expiration date of such options.

             f. Ferguson will be allowed the use of his Newell lease car until the earlier of October 20, 2001 or the date he becomes reemployed. Ferguson may, at his discretion, purchase his Newell leased car at any time prior to October 20, 2001 or his date of reemployment, whichever occurs first, at the buy-out price as established by the leased automobile program as of the date of purchase.

             g. With regard to his rights to distribution of his account in the Newell Co. Deferred Compensation Plan, Ferguson will have the right to request either a lump sum distribution or distribution in substantially equal annual installments over ten (10) years as soon as reasonably practicable after the effective date of his

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                  termination as an employee and member of the Board of
                  Directors.
             h. Ferguson will be provided a personal income tax service for his year 2000 returns and if be is not employed at the time his year 2001 returns are to be prepared, tax preparation service for those returns will likewise be provided.

             i. Ferguson shall receive vacation pay for five weeks of accrued but unused vacation.

             j. Ferguson shall be provided with outplacement services at Newell's expense with a professional outplacement firm reasonably selected by Ferguson with the approval of Newell, which approval shall not be unreasonably withheld.

             k. Ferguson will be paid no further wages, bonuses, benefits, compensation or remuneration of any kind subsequent to October 20, 2000, other than those specifically provided above.

        3. Ferguson hereby resigns from Newell as an employee effective October 20. 2000 and expressly declines reinstatement, employment and rehire by Newell and waives all rights to claim such relief and agrees never to seek or apply for employment with Newell Rubbermaid, Inc. or any of its subsidiaries, affiliated businesses or divisions in the future. Ferguson further hereby resigns from the Newell Board of Directors and from the Board of Directors of any subsidiary of Newell of which he is a member also effective October 20, 2000.

        4. Ferguson agrees that this Agreement and all its terms and provisions are strictly confidential and shall not be divulged or disclosed in any way to any person other than his spouse, legal counsel and tax advisor if he so desires, and that he will protect the confidentiality of the Agreement in all regards. Should Ferguson choose to divulge the terms and conditions of the Agreement to his spouse, legal counsel or tax advisor, he shall ensure that they will be similarly bound to protect its confidentiality and that a breach of the paragraph by Ferguson's spouse, legal counsel or tax advisor shall be considered a breach of the paragraph by Ferguson.

        5. Ferguson represents that he has not tiled any pending complaint, charge, claim or grievance against Newell with any local, state or federal agency, court or commission.

        6.   (a)  Ferguson acknowledges that:


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                   (i) As a result of his employment with Newell and as a
                       member of its Board of Directors he has obtained secret and confidential information concerning the business of Newell and its subsidiaries and divisions, including, without limitation, the operations and finances, the business plan, the identity of potential acquisitions, the identity of customers and sources of supply, their needs and requirements, the nature and extent of contracts with them, product and process specifications and related costs, price, profitability and sales information;

                  (ii) Newell and its subsidiaries and divisions will
                       suffer substantial damage which will be difficult to compute if Ferguson should enter into a Competitive Business (as defined below), unless approved by Newell in writing and in advance, or if he should divulge secret and confidential information relating to the business of Newell heretofore acquired by him in the course of his employment with Newell or his participation on its Board of Directors; and

                 (iii) The provisions of this Agreement are reasonable
                       and necessary for the protection of the business of Newell and its subsidiaries and divisions.

             (b)  Ferguson agrees that he will not for a period of one
                  (1) year following the date Ferguson signs this Agreement divulge to any person, firm or corporation, or use for his own benefit, any secret or confidential information obtained or learned by him in the course of his employment with Newell with regard to the operational, financial, business or other affairs of Newell or its subsidiaries and divisions, including, without limitation, proprietary trade "know how" and secrets, financial information and models, customer lists, business, marketing and sales plans, identity and qualifications of Newell's employees, sources of supply, pricing policies, proprietary operational methods, product specifications or technical processes, except (i) with Newell's express written consent; or
                  (ii) to the extent that any such information is in or becomes part of the public domain other than as a result of Ferguson's breach of any of his obligations hereunder.

             (c) Except as provided herein, Ferguson represents that he has no later than the date he signs this Agreement, delivered to Newell all memoranda. notes, files, computers, software, discs, memory storage records,

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                  reports, manuals, drawings, blueprints, credit cards
                  and other documents (and all copies thereof) and other tools provided to Ferguson by Newell relating to the business of Newell and its subsidiaries and divisions and all property associated therewith which he may possess or have under his control. Ferguson further represents that he has neither kept, created, nor downloaded any copy of Newell's computer records.

             (d) For a period of one (1) year following the date Ferguson signed this Agreement, Ferguson, without the prior express written permission of Newell Rubbermaid, Inc., shall not (i) enter into the employ of or render any services, in an executive, managerial, sales, financial or strategic planning capacity, to any person, firm, or corporation engaged in the manufacture, sale or distribution of products currently being designed, developed, manufactured, sold or distributed by Newell Rubbermaid, Inc. or any of its subsidiaries or divisions which directly or indirectly compete with the business of Newell Rubbermaid, Inc. or any of its subsidiaries or divisions as presently conducted as of the date Ferguson signed this Agreement (a "Competitive Business"); (ii) engage in any Competitive Business for his own account; (iii) solicit, induce or entice, or cause any other person or entity to solicit, recruit, induce or entice to leave the employ of Newell any person employed or retained by Newell; or (iv) solicit, interfere with, or endeavor to entice away from Newell any of its customers with which Ferguson had contact or communications during his employment with Newell, The covenants contained in paragraphs 6(d)(i) and (ii) shall apply only as to Competitive Business located or doing business in the United States or Canada.

             (e) If Ferguson commits a breach, or threatens to commit a breach, of any of the provisions of paragraph 6, Newell shall have the right:

                   (i) to have the provisions of this Agreement
                       specifically enforced by and obtain any other relief to which it is entitled by law from any court having jurisdiction; and

                  (ii) following adjudication by the court of competent
                       jurisdiction (including exhaustion of all appeals) that a breach of any of the provisions of paragraph 6 has occurred, to require Ferguson to pay over to Newell all severance benefits provided in paragraphs 2.a. and b. of this Agreement; and


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                 (iii) discontinue the payment of any further severance
                       benefits under paragraphs 2.a., b., and d of this Agreement.

             (f) Each of the rights and remedies enumerated in this paragraph 6 shall be independent of the other, and shall be severally enforceable, and such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to Newell in law or equity.

        7. Ferguson agrees that he will conduct himself in a professional manner and not make any disparaging or negative statements regarding Newell, its subsidiaries or divisions or their officers, directors or employees.

        8. Following his resignation and throughout his period of severance pay, Ferguson shall, upon reasonable notice and at reasonable times, (having due regard for the conflicting obligations arising from any other employment or engagement of Ferguson), advise and assist Newell in preparing such operational, financial or other reports or other filings as Newell may reasonably request, and to respond to inquiries concerning the operations, finances and business of Newell and otherwise cooperate with Newell and its affiliates as Newell shall reasonably request. Furthermore, upon reasonable notice, Ferguson agrees to cooperate with Newell at Newell's request in prosecuting or defending against any litigation, complaints or claims against or involving Newell or any of its subsidiaries, divisions or affiliated businesses at any time in the future. Ferguson shall be reimbursed for any and all out-of-pocket expenses reasonably incurred by him in connection with fulfilling his obligations under this paragraph 8.

        9. As a material inducement to Newell to enter the Agreement, Ferguson hereby irrevocably and unconditionally releases, acquits and forever discharges Newell, its successors, assigns, agents, directors, officers, employees, representatives, subsidiaries, divisions, parent corporations and affiliates, and all other persons acting by, through or in concert with any of them (collectively "Releasees") from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, actions, damages, expenses (including attorneys' fees and costs actually incurred), or any rights of any and every kind or nature, accrued or unaccrued, known and unknown, which Ferguson has or claims to have against each or any of the Releasees. This release pertains to but is in no way limited to all matters relating to or arising out of Ferguson's employment and termination of employment by Newell and all claims for severance benefits. The release

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             further pertains to but is in no way limited to rights and claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. 621, et seq. Title VII of the Civil Rights Act, as amended, the Americans With Disabilities Act, and all state, local or municipal fair employment laws.

        10. The Agreement shall be binding upon Ferguson and upon his heirs, administrators, representatives, executors, successors, and assigns and shall inure to the benefit of the Releasees and to their heirs, administrators, representatives, executors, successors, and assigns.

        11. As a further material inducement to Newell to enter into this Agreement, Ferguson hereby agrees to indemnify and hold each and all of the Releasees harmless from and against any and all attorneys' fees incurred by Releasees, not to exceed Fifty Thousand Dollars ($50,000.00), arising out of the breach of the Agreement by Ferguson. In the event that Newell commences litigation against Ferguson for breach of the Agreement and it is ultimately determined by a court of competent jurisdiction that Ferguson did not breach the Agreement, Newell agrees to indemnify and hold Ferguson harmless from and against any and all attorneys' fees incurred by Ferguson in connection with defending such litigation not to exceed Fifty-Thousand Dollars ($50,000.00). Newell's right to indemnification in this paragraph 11 is independent from and in addition to all of its rights to relief, and to recover damages and severance benefits, and to discontinue severance benefits as provided in paragraph 6 of this Agreement.

        12. The parties understand and agree that the Agreement is final and binding and constitutes the complete and exclusive statement of the terms and conditions of settlement, that no representations or commitments were made by the parties to induce the Agreement other than as expressly set forth herein and that the Agreement is fully understood by the parties. Ferguson further represents that he has had the opportunity and time to consult with legal counsel concerning the provisions of the Agreement and that he has been given twenty-one (21) days within which to execute the Agreement and seven (7) days following his execution to revoke the Agreement. The Agreement may not be modified or supplemented except by a subsequent written Agreement signed by the party against whom enforcement of the modification is sought.

        13. The validity, construction and enforceability of this Agreement shall be governed in all respects by the laws of the State of Illinois, without regard to its conflicts of laws rules.


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        14.  Ferguson acknowledges that he has carefully read the entire document, that a copy of the document was available to him prior to execution, that he knows and understands the provisions of the document, and that he has signed the document as his own free act and deed.

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        IN WITNESS WHEREOF, the parties herein executed the Agreement as of the date appearing next to their signatures.

                                      NEWELL RUBBERMAID, INC.




   Date:  October 25, 2000
         -----------------
                                      /s/ Gilbert A. Nielsen
                                      ----------------------------------
                                      GILBERT A. NIESEN, VICE-PRESIDENT
                                      PERSONNEL RELATIONS


   CAUTION: THIS IS A RELEASE CONSULT WITH AN ATTORNEY AND READ IT BEFORE SIGNING, THIS AGREEMENT MAY BE REVOKED IN WRITING BY YOU WITHIN SEVEN (7) DAYS OF YOUR EXECUTION OF THE DOCUMENT.

   Date:  October 25, 2000
         -----------------
                                      /s/ Thomas A. Ferguson
                                      ----------------------------------
                                      THOMAS A. FERGUSON


   STATE OF ILLINOIS      )
                          )  SS.
   COUNTY OF STEPHENSON   )

        On the 25th day of October, 2000, Thomas A. Ferguson appeared before me and, after being duly sworn, did say that he acknowledged the instrument to be his voluntary act.

        In witness whereof, I hereunto set my hand and official seal:


                                      /s/ Bonnie Jean Beyer
                                      ----------------------------------
                                           Notary Public












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